CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF ARCTURUS THERAPEUTICS HOLDINGS INC.

Adopted in accordance with the provisions of Section 242

of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of Arcturus Therapeutics Holdings Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by striking out the second and third sentences of Article IV.A thereof and by substituting in lieu thereof as follows:

“The total number of shares of capital stock which the Corporation is authorized to issue is Seventy Million (70,000,000) shares. Sixty Million (60,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001).”

2. That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders.

Dated: November 25, 2020

ARCTURUS THERAPEUTICS HOLDINGS INC.

By:	/s/ Joseph Payne
Name: Title:	Joseph Payne Chief Executive Officer